EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2011 FISCAL YEAR

BOISE, Idaho, September 29, 2011 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2011 fiscal year, which ended September 1, 2011. For the fourth quarter, the company had a net loss attributable to Micron shareholders of $135 million, or $0.14 per diluted share, on net sales of $2.1 billion.

For the 2011 fiscal year, the company had net income attributable to Micron shareholders of $167 million, or $0.17 per diluted share, on net sales of $8.8 billion. Cash flows from operations were $2.5 billion for fiscal 2011. The results for fiscal 2011 compare to net income of $1.85 billion, or $1.85 per diluted share, on net sales of $8.5 billion for the 2010 fiscal year.

The trial phase of the Rambus antitrust case that was heard in the San Francisco Superior Court ended on September 21, 2011 and the jury is currently deliberating the verdict. The company is unable to predict the outcome of this suit and is unable to reasonably estimate the range of possible loss.  An unfavorable outcome could have a material adverse impact on the company’s results of operations for the fourth quarter of fiscal 2011.

The company’s consolidated gross margin declined to 15 percent for the fourth quarter of fiscal 2011 from 22 percent for the third quarter of fiscal 2011 due primarily to significant declines in DRAM average selling prices. Revenue from sales of NAND Flash products was 11 percent higher in the fourth quarter of fiscal 2011 compared to the third quarter of fiscal 2011 due to a 40 percent increase in sales volume partially offset by a decrease in average selling prices. Revenue from sales of DRAM products was 12 percent lower in the fourth quarter of fiscal 2011 compared to the third quarter of fiscal 2011 due to the declines in average selling prices partially offset by an increase in sales volume. Sales of NOR Flash products were approximately 17 percent of total net sales for the fourth quarter of fiscal 2011.

Cash flows from operations for the fourth quarter of fiscal 2011 were $354 million. During the fourth quarter of fiscal 2011, the company invested $928 million in capital expenditures. In addition, during the fourth quarter, the company issued $690 million of convertible debt and repurchased $150 million of its common stock.  The company ended the quarter with cash and short-term investments of $2.2 billion. For all of fiscal 2011, the company invested approximately $2.9 billion in capital and paid down its debt by a net amount of approximately $260 million.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until Sept. 29, 2012. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference ID: 11557620) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Thursday, Oct. 6, 2011.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements regarding the potential impact of an unfavorable outcome of the Rambus antitrust case. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 1,	Jun. 2,	Sep. 2,	Sep. 1,	Sep. 2,
	2011	2011	2010	2011	2010

Net sales	$2,140	$2,139	$2,493	$8,788	$8,482
Cost of goods sold	1,819	1,661	1,712	7,030	5,768
Gross margin	321	478	781	1,758	2,714
Selling, general and administrative	155	151	141	592	528
Research and development	209	211	197	791	624
Other operating (income) expense, net (1)	8	(121)	10	(380)	(27)
Operating income	(51)	237	433	755	1,589
Gain from acquisition of Numonyx (2)	--	--	--	--	437
Interest income (expense), net	(28)	(22)	(31)	(101)	(160)
Other non-operating income (expense), net (3)	1	10	(2)	(103)	54
Income tax (provision) benefit (2)(4)	(16)	(104)	(25)	(203)	19
Equity in net income (losses) of equity method investees	(40)	(44)	(16)	(158)	(39)
Net (income) loss attributable to noncontrolling interests	(1)	(2)	(17)	(23)	(50)
Net income (loss) attributable to Micron	$(135)	$75	$342	$167	$1,850

Earnings (loss) per share:
Basic	$(0.14)	$0.07	$0.35	$0.17	$2.09
Diluted	(0.14)	0.07	0.32	0.17	1.85

Number of shares used in per share calculations:
Basic	992.2	998.9	970.0	988.0	887.5
Diluted	992.2	1,041.7	1,142.6	1,007.5	1,050.7

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Sep. 1,	Jun. 2,	Sep. 2,
	2011	2011	2010

Cash and short-term investments	$2,160	$2,395	$2,913
Receivables	1,497	1,495	1,531
Inventories	2,080	2,068	1,770
Total current assets	5,832	6,045	6,333
Property, plant and equipment, net	7,555	7,103	6,601
Total assets	14,752	14,570	14,693

Accounts payable and accrued expenses	1,830	1,912	1,509
Current portion of long-term debt	140	184	712
Total current liabilities	2,480	2,588	2,702
Long-term debt (3)(5)	1,861	1,388	1,648

Total Micron shareholders’ equity (5)	8,470	8,583	8,020
Noncontrolling interests in subsidiaries (6)	1,382	1,449	1,796
Total equity	9,852	10,032	9,816

	Year Ended
	Sep. 1,	Sep. 2,
	2011	2010

Net cash provided by operating activities	$2,484	$3,096
Net cash used for investing activities	(2,201)	(448)
Net cash used for financing activities	(1,036)	(1,220)

Depreciation and amortization	2,162	2,005
Expenditures for property, plant and equipment	(2,550)	(616)
Payments on equipment purchase contracts	(322)	(330)
Net distributions to noncontrolling interests	(217)	(229)

Noncash equipment acquisitions on contracts payable and capital leases	469	420

(1)	Other operating (income) expense consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 1,	Jun. 2,	Sep. 2,	Sep. 1,	Sep. 2,
	2011	2011	2010	2011	2010

(Gain) loss on disposition of property, plant and equipment	$6	$(7)	$9	$(17)	$(1)
Restructure	4	(12)	(3)	(21)	(10)
Gain on sale of Japan facility	--	(54)	--	(54)	--
Samsung patent cross-license agreement	--	(35)	--	(275)	--
(Gain) loss from changes in currency exchange rates	--	(1)	3	6	23
Other	(2)	(12)	1	(19)	(39)
	$8	$(121)	$10	$(380)	$(27)

During the third quarter of fiscal 2011, the company completed the sale of its wafer fabrication facility in Japan to Tower Semiconductor Ltd. (“TowerJazz”). In connection therewith, the company entered into a supply agreement with TowerJazz to manufacture products for the company in the Japan facility for approximately three years. Other operating income in the third quarter of fiscal 2011 included a $54 million gain from the sale. In addition, income tax provision in the third quarter of fiscal 2011 included a charge of $74 million to write down certain tax assets as a result of the transaction.

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, of which the company received $200 million, $40 million and $35 million in the first, second and third quarters, respectively, of fiscal 2011. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Other operating income in the third quarter of fiscal 2011 also included $8 million of receipts from the U.S. government in connection with anti-dumping tariffs. Other operating income in fiscal 2010 included $24 million of grant income related to the company’s operations in China and $12 million of receipts from the U.S. government in connection with anti-dumping tariffs.

(2)
During the third quarter of fiscal 2010, the company acquired Numonyx Holdings B.V. (“Numonyx”), which manufactured and sold primarily NOR Flash and NAND Flash memory products.  The total fair value of the consideration paid for Numonyx was $1,112 million and consisted of 137.7 million shares of the company’s common stock issued to the Numonyx shareholders and 4.8 million restricted stock units issued to employees of Numonyx.  In connection with the acquisition, the company recorded net assets of $1,549 million.  Because the fair value of the net assets acquired exceeded the purchase price, the company recognized a gain on the acquisition of $437 million in the third quarter of 2010.  In addition, the company recognized a $51 million income tax benefit in connection with the acquisition.

(3)
During the first quarter of fiscal 2011, the company entered into separate privately negotiated purchase and exchange agreements under which it repurchased $91 million in principal amount of its 4.25% Convertible Senior Notes due 2013 (the “2013 Notes”), repurchased $176 million in principal amount of its 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”) and exchanged $175 million of the Existing 1.875% Notes for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (the “2027 Notes”).

In connection with the repurchase transactions, the aggregate carrying amount of debt (including unamortized discount and issuance costs) of $232 million was redeemed for $328 million in cash (including fees). As a result of the repurchase transactions and the effect of the exchange, the company recognized a non-operating loss of $111 million in the first quarter of fiscal 2011.

Other non-operating income in the third quarter of fiscal 2011 included $15 million in connection with the release of the company’s guarantee of certain debt. Other non-operating income in fiscal 2010 included a gain of $56 million recognized in the first quarter in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method. As a result of, and at the time of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(4)
Income tax provision in fiscal 2011 included a charge in the third quarter of $74 million to write down certain tax assets as a result of the TowerJazz transaction and a charge in the second quarter to reduce net deferred tax assets by $19 million in connection with a change in tax rates. Income tax provision in fiscal 2011 also included charges aggregating $45 million in connection with the Samsung cross-license agreement. Income taxes in fiscal 2010 included a $51 million benefit recorded in connection with the Numonyx acquisition. Remaining taxes in fiscal 2011 and 2010 primarily reflected taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax assets associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2011 and 2010 were substantially offset by changes in the valuation allowance.

(5)
During the fourth quarter of fiscal 2011, the company issued $345 million aggregate principal amount of its 1.50% convertible senior notes due August 2031 (the “2031A Notes”) and $345 million aggregate principal amount of its 1.875% convertible senior notes due 2031 (the “2031B Notes” and, together with the 2031A Notes, the “2031 Notes”).

Holders may require the company to repurchase the 2031A Notes for cash on August 1, 2018 and the 2031B Notes for cash on August 1, 2020, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest. In addition, holders may require the company to repurchase their notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest.

Each series of 2031 Notes will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of such 2031 Notes, and with respect to any excess conversion value, cash or shares of the company’s common stock or a combination thereof, at the company’s election. The initial conversion rate per $1,000 principal amount of each of the 2031 Notes is equivalent to 105.2632 shares of common stock, which is equivalent to a conversion price of approximately $9.50 per share of common stock, subject to adjustment in certain circumstances.

The company may redeem for cash all or part of the 2031A Notes on or after August 5, 2013 and all or part of the 2031B Notes on or after August 5, 2014 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which the company provides notice of redemption, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon plus a make-whole premium. If the company redeems the 2031A Notes prior to August 5, 2015 or the 2031B Notes prior to August 5, 2016, the company will make a “make-whole premium” payment in cash equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed to August 5, 2015, in the case of the 2031A Notes, or to August 5, 2016, in the case of the 2031B Notes.

The company may redeem the 2031A Notes for cash on or after August 5, 2015 and may redeem the 2031B Notes for cash on or after August 5, 2016 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

(6)
During the second quarter of fiscal 2011, the company acquired Hewlett-Packard Singapore (Private) Limited’s interest in TECH Semiconductor Singapore Pte. Ltd., (“TECH”), a consolidated joint venture of the company, for $38 million. Additionally, during the second quarter, the company acquired Canon Inc.’s interest in TECH for $121 million. In connection therewith, noncontrolling interests in subsidiaries decreased by $226 million and additional capital increased by $67 million.  As a result of these transactions, the company’s ownership interest in TECH increased during the second quarter of 2011 from 87% to 100%.